Exhibit 99.1

The CATO Corporation

NEWS RELEASE
FOR IMMEDIATE RELEASE
CEO Approval
For Further Information Contact:
Michael O. Moore
Executive Vice President
Chief Financial Officer
704-551-7201

CATO REPORTS 3Q EARNINGS
Provides 4Q and Full Year Guidance

Charlotte, NC (November 16, 2004) – The Cato Corporation (NYSE: CTR) today reported net income of $1.9 million or $0.09 per diluted share for the third quarter ended October 30, 2004, compared to net income of $.8 million or $0.04 per diluted share for the third quarter ended November 1, 2003, a net income increase of 132% and an earnings per diluted share increase of 125%. Sales for the third quarter were $163.6 million, an increase of 7% from sales of $153.2 million last year. Comparable store sales for the quarter increased 2%.

For the nine months ended October 30, 2004, the Company earned net income of $26.8 million compared to net income of $26.0 million for the nine months ended November 1, 2003, a 3% increase. Earnings per diluted share were $1.28 compared to $1.06 last year, a 21% increase. Sales were $565.9 million for the first nine months of 2004, a 5% increase from sales of $538.7 million last year. The Company’s year-to-date comparable store sales decreased 1%.

The Company’s 2003 third quarter and nine-month earnings reflect an after-tax charge of $1.8 million ($2.8 million pre-tax) or $.08 per diluted share for the third quarter and $.07 per diluted share for the nine months related to retirement agreements with the Company’s

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

founders.

For the quarter, the gross margin rate increased to 29.4% versus 29.1% last year. The SG&A rate decreased to 27.2% from 27.9% last year primarily due to the charge for the retirement agreements in 2003.

“Our third quarter comp store sale increase of 2% enabled us to deliver earnings per share of $.09, the high end of our estimated range,” commented John Cato, Chairman, President, and Chief Executive Officer. “We expect fourth quarter earnings per diluted share to be in the range of $.27 to $.31 versus $.26 last year. This estimate is based on comparable store sales in the range of down 2% to up 2%. For the year, earnings per diluted share are estimated to be in the range of $1.55 to $1.59 versus $1.33 last year.”

During the third quarter, the Company opened 20 new stores. Year-to-date the Company has opened 50 new stores, relocated 24 stores, and closed three stores. As of October 30, 2004, the Company operated 1,149 stores in 29 states, compared to 1,082 stores in 28 states of November 1, 2003.

In the fourth quarter, the Company plans to open 30 stores, which would bring the total number of new stores opened for the year to 80, in line with the Company’s estimate.

The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion!”. The Company primarily offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, every day. Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected financial results for the fourth quarter and year and expected plans for fourth quarter store openings are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED OCTOBER 30, 2004 AND NOVEMBER 1, 2003
(Dollars in thousands, except per share data)

	Quarter Ended				Nine Months Ended
	October 30,	%	November 1,	%	October 30,	%	November 1,	%
	2004	Sales	2003	Sales	2004	Sales	2003	Sales
REVENUES
Retail sales	$163,612	100.0%	$153,171	100.0%	$565,873	100.0%	$538,693	100.0%
Other income (principally finance, late fees and layaway charges)	3,902	2.4%	3,958	2.6%	11,727	2.0%	11,639	2.2%

Total revenues	167,514	102.4%	157,129	102.6%	577,600	102.0%	550,332	102.2%

GROSS MARGIN (Memo)	48,131	29.4%	44,614	29.1%	181,997	32.2%	170,522	31.7%
COSTS AND EXPENSES, NET
Cost of goods sold	115,481	70.6%	108,557	70.9%	383,876	67.8%	368,171	68.3%
Selling, general and administrative	44,481	27.2%	42,809	27.9%	137,692	24.3%	130,819	24.3%
Depreciation	5,140	3.1%	4,713	3.1%	15,210	2.7%	13,726	2.6%
Interest expense	183	0.1%	136	0.1%	512	0.1%	140	0.0%
Interest and other income	(675)	-0.4%	(337)	-0.2%	(1,838)	-0.3%	(3,356)	-0.6%

Cost and expenses, net	164,610	100.6%	155,878	101.8%	535,452	94.6%	509,500	94.6%

Income Before Income Taxes	2,904	1.8%	1,251	0.8%	42,148	7.4%	40,832	7.6%
Income Tax Expense	1,054	0.7%	454	0.3%	15,300	2.7%	14,822	2.8%

Net Income	$1,850	1.1%	$797	0.5%	$26,848	4.7%	$26,010	4.8%

Basic Earnings Per Share	$0.09		$0.04		$1.31		$1.08

Basic Weighted Average Shares	20,609,123		21,499,411		20,554,929		24,138,935

Diluted Earnings Per Share	$0.09		$0.04		$1.28		$1.06

Diluted Weighted Average Shares	20,967,336		21,924,133		20,917,982		24,548,377

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	October 30,	November 1,	January 31,
	2004	2003	2004
	(Unaudited)	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$27,560	$17,086	$23,857
Short-term investments	63,323	40,036	47,545
Accounts receivable — net	49,404	51,178	52,714
Merchandise inventories	101,807	101,874	97,292
Other current assets	2,675	7,302	5,992

Total Current Assets	244,769	217,476	227,400
Property and Equipment — net	116,307	114,677	114,367
Other Assets	10,110	9,578	9,806

TOTAL	$371,186	$341,731	$351,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$119,987	$112,169	$114,492
Noncurrent Liabilities	21,361	17,125	21,470
Long Term Debt	17,000	23,000	21,500
Stockholders’ Equity	212,838	189,437	194,111

TOTAL	$371,186	$341,731	$351,573

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